Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

EXO-TECH PACKAGING HOLDING CORP.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Exo-Tech Packaging Holding Corp., a Delaware corporation (the “Corporation”), adopts the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE I

The following amendment to the Certificate of Incorporation was duly adopted by the comment of the stockholders of the Corporation, dated August 23, 2001, in accordance with Section 228 of the DGCL.

The first sentence of Article I of the Corporation’s Certificate of Incorporation is amended by the deletion in its entirety of the language therein contained and the substitution of the following thereafter:

The name of the corporation is Exopack Holding Corp.

ARTICLE II

The number of total shares of the Corporation outstanding at the time of the adoption of such amendment was 255,000 shares, and the holder of a majority of these shares consented to the proposed amendment in accordance with Section 228 of the DGCL.

ARTICLE III

That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer this 28 day of August, 2001.

EXO-TECH PACKAGING HOLDING CORP.

By:	/s/ Patrick M. Woods
Patrick M. Woods
President and Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 08/28/2001
010426388 – 3380441